Exhibit 99.1

FOR IMMEDIATE RELEASE: CONTACT: JAMES E. HURLBUTT

(847) 446-7500

STEPAN EUROPE PURCHASES ALFA SYSTEMS

Sp. z o.o. IN BRZEG DOLNY, POLAND

NORTHFIELD, Illinois, July 16, 2010 - Stepan Company (NYSE: SCL) today announced that its wholly-owned subsidiary, Stepan Europe S.A.S., has acquired all of the shares of Alfa Systems Sp. z o.o. from its shareholders, Chemitex Holding Limited and Chemovil Holdings Limited. The purchase includes Alfa Systems' new plant located in Brzeg Dolny, just outside of Wroclaw, Poland with 25,000 metric tons of polyester polyol capacity and 15,000 metric tons of polyurethane systems capacity. The plant started up in mid-2009 and specializes in the manufacture of aromatic polyester polyols from recycled polyethylene terephthalate (PET) as a raw material. Financial terms of the transaction were not disclosed.

"Polyester polyols are the critical component of our Polymer business. The acquisition of Alfa Systems gives us manufacturing capability in Eastern Europe and the ability to economically and effectively serve customers in Central and Eastern Europe," stated F. Quinn Stepan Jr., President and CEO of Stepan Company. "In addition, the technology to manufacture aromatic polyester polyols from recycled raw materials is new for Stepan. We are excited to add this site with its technology to our global polyester polyol manufacturing network including Millsdale, Illinois; Wesseling, Germany; and our joint venture in Nanjing, China."

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR. For more information, visit Stepan's website at http:www.stepan.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company's Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.